EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61231) pertaining to the 1998 stock option plan of PDI, Inc.,  Registration Statement (Form S-8 No. 333-60512) pertaining to the 2000 Omnibus Incentive Plan of PDI, Inc. and Registration Statement (Form S-8 No. 333-123312) pertaining to the 2004 Stock Award and Incentive Plan of PDI, Inc. of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of PDI, Inc. and the effectiveness of internal control over financial reporting of PDI, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/Ernst & Young LLP
Iselin, New Jersey
March 7, 2008